EXHIBIT 99.3

NEWS RELEASE
Contact: Kent Rosenthal
(310) 827-2737

FOR IMMEDIATE RELEASE

MERCURY TO BECOME SUBJECT TO THE INDICATOR LF ON
ITS AMEX TRADING SYMBOL

LOS ANGELES, CA – May 26, 2005 – Mercury Air Group, Inc. (AMEX: MAX) today announced that on or before May 31, 2005, an indicator “LF” may be disseminated as an extension of Mercury’s trading symbol. The Company received the anticipated notice from the American Stock Exchange that as a result of not timely filing the Form 10-Q for the third fiscal quarter ended March 31, 2005, it is not in compliance with AMEX’s listing requirements. In order to continue trading, the Company must submit a plan by June 8, 2005, advising the American Stock Exchange of action it has taken, or will take, that would bring the Company into compliance with all applicable continued listing standards by July 11, 2005. If the plan is accepted, the Company will remain listed during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. The Company anticipates filing its Form 10-Q by May 31, 2005, which is before the date required for submission of a plan, and in such event the symbol “LF” will be removed from or not appended to the Company’s trading symbol.

Preliminary Financial Results:

For the third quarter ended March 31, 2005, the Company reported a net loss of $1.87 million, or $0.062 per basic diluted share. For the third quarter of fiscal year 2004, the Company reported a loss of $1.82 million or $0.63 per basic and diluted share, which included a net loss from discontinued operations of $651 thousand or $0.22 per basic and diluted share.

Revenue from continuing operations for the third quarter of fiscal year 2005 was $158.26 million, compared to $103.78 million for the same period last year, an increase of $54.48 million, or 52.5%. The increase in revenue from continuing operations is primarily due to the higher aviation fuel prices driven by higher worldwide petroleum product prices. The Company’s gross margin from continuing operations for the third quarter of fiscal year 2005 was $4.12 million, an increase of 50.7%, compared to $2.73 million in the third quarter of fiscal year 2004.

For the nine month period ended March 31, 2005, the Company reported a net loss of $2.00 million, or $0.70 per basic and fully diluted share, as compared to a net loss of $3.64 million, or $1.18 per basic and fully diluted share for the comparable period in fiscal year 2004. The fiscal year 2004 loss includes the after-tax settlement expense of $1.80 million associated with the J O Hambro Settlement and an accrual for debt premiums on the Senior Subordinated Note of $702 thousand, net of taxes. Revenue of $437.28 million for the first nine months of fiscal year 2005 was up $162.29 million, or

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5456 McConnell Ave. Los Angeles, CA 90066 www.mercuryairgroup.com

Mercury To Become Subject To The Indicator LF On
Its Amex Trading Symbol

59%, compared to $274.99 million in the first nine months of fiscal year 2004. Gross margin of $13.57 million was up $3.50 million, or 34.7%, compared to $10.07 million in the same prior year period.

The potential adjustments from the previously announced review of the accounting of its Long Beach FBO operations, if any, are not anticipated to exceed $180 thousand, net of tax, or $0.06 per share.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Certain statements contained in this news release which are not historical facts are forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

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5456 McConnell Ave. Los Angeles, CA 90066 www.mercuryairgroup.com